UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2014
___________

NII HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-32421 (Commission File Number)	91-1671412 (IRS Employer Identification No.)

1875 Explorer Street, Suite 1000 Reston, Virginia (Address of principal executive offices)	20190 (Zip Code)

Registrant's telephone number, including area code: (703) 390-5100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 1.01    Entry into a Definitive Material Agreement.
On December 30, 2014, NII Holdings, Inc. (“NII”), together with 12 of its U.S. and Luxembourg-domiciled direct and indirect subsidiaries (collectively, the “NII Debtors”) that are debtors and debtors-in-possession in chapter 11 cases (the “Chapter 11 Cases”) pending in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), filed a motion with the Bankruptcy Court seeking approval of a Backstop Commitment Agreement (the “BCA”) they entered into with certain commitment parties thereto (the “Backstop Parties”) in connection with the rights offering pursuant to which the NII Debtors are seeking to raise approximately $250 million in connection with the Proposed Plan (as defined in Item 7.01 of this Report).
Pursuant to the BCA, each of the Backstop Providers agreed, severally and not jointly, to purchase on the effective date of the Plan of Reorganization, at the Subscription Purchase Price (as defined in the BCA), a number of rights offering shares that are not subscribed for pursuant to the exercise of subscription rights equal to the amount of such Backstop Provider's backstop commitment. The number of rights offering shares to be purchased by each Backstop Provider will be determined in accordance with the BCA. To the extent that rights offering shares are not subscribed for in the rights offering, each Backstop Provider will deposit cash in the amount of the subscription purchase price for each BCA rights offering share such Backstop Provider purchases pursuant to the BCA. In consideration of the performance by the Backstop Providers of their backstop commitments, on the effective date and regardless of whether the Backstop Providers purchase any rights offering shares pursuant to the BCA, the Reorganized NII will pay an aggregate fee of 6% of the total rights offering amount to the Backstop Providers, other than any Backstop Provider that may have defaulted on its obligations under, or breached, the BCA, which fee will be payable in cash ratably to each Backstop Provider based on the proportion of the rights offering amount backstopped by such Backstop Provider.
The effectiveness of the BCA is subject to the approval of the Bankruptcy Court. There can be no assurance that the Bankruptcy Court will approve the BCA.
A copy of the filed BCA is filed herewith as Exhibit 10.1.
Item 7.01.    Regulation FD Disclosure.
On December 22, 2014, the NII Debtors filed with the Bankruptcy the Joint Plan of Reorganization Proposed by Debtors and Debtors in Possession and Official Committee of Unsecured Creditors (as may be amended, modified or supplemented from time to time, the “Proposed Plan”) and related disclosure statement (as may be amended, modified or supplemented from time to time, the “Disclosure Statement”).
Copies of the Proposed Plan and related Disclosure Statement are available on the Bankruptcy Court's docket at http://ecf.nysb.uscourts.gov and can be downloaded free of charge at the NII Debtors' restructuring website located at http://cases.primeclerk.com/nii. Information contained in the Proposed Plan and the Disclosure Statement is subject to change, whether as a result of amendments to the Proposed Plan, third-party actions or otherwise. The Proposed Plan is subject to acceptance by the NII Debtors’ creditors (as and to the extent required under the Bankruptcy Code) and confirmation by the Bankruptcy Court. There can be no assurance that the requisite acceptances of the Proposed Plan can be obtained from the NII Debtors’ creditors, that the Bankruptcy Court will approve the Disclosure Statement or that the Bankruptcy Court will confirm the Proposed Plan.
The Bankruptcy Code does not permit solicitation of acceptances of the Proposed Plan until the Bankruptcy Court approves the Disclosure Statement as providing adequate information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the NII Debtors and the condition of the NII Debtors’ books and records, that would enable a hypothetical reasonable investor typical of the holder of claims against, or interests in, the NII Debtors to make an informed judgment about the Proposed Plan. The Bankruptcy Court has not yet approved the Disclosure Statement. Accordingly, this Current Report on Form 8-K is not intended to be, nor should it be construed as, a solicitation for a vote on the Proposed Plan.
This Current Report on Form 8-K is not an offer to sell or a solicitation of any offer to buy any securities of any of the NII Debtors.

The information in this item, the information referenced herein is being furnished, not filed. Accordingly, such information in this item will not be incorporated by reference into any registration statement filed by NII or any related entity under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference therein. By filing this Current Report on Form 8-K and furnishing this information, NII makes no admission as to the materiality of this information.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
10.1	Backstop Commitment Agreement among NII Holdings, Inc. and the Backstop Parties party thereto dated as of December 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NII HOLDINGS, INC.
(Registrant)

Dated: December 31, 2014	By: /s/ SHANA C. SMITH
Shana C. Smith
Vice President and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Backstop Commitment Agreement among NII Holdings, Inc. and the Backstop Parties party thereto dated as of December 30, 2014